Exhibit 97.1
EXECUTIVE COMPENSATION RECOVERY POLICY
ELDORADO GOLD CORPORATION
(The “Company”)
PURPOSE
The Company’s incentive-based compensation, which includes all short-term and long-term cash and equity incentive compensation that is granted, earned or vested based wholly or in part upon attainment of a financial reporting measure (the “Incentive-Based Compensation”) is intended to align the interests of the Company’s executive officers and shareholders through equity and other performance-based compensation plans. This Executive Compensation Recovery Policy (the “Recovery Policy”) provides for the right to recover Incentive-Based Compensation under the circumstances described in this Policy.

ADMINISTRATION
The Recovery Policy shall be administered by the Company’s board of directors (the “Board”) or, if so designated by the Board, the compensation committee of the Board (the “Compensation Committee”). The Compensation Committee shall make all initial determinations in relation to this Recovery Policy, and the Board shall make the final determinations in relation to this Recovery Policy. Any final determination made by the Board shall be deemed conclusive and binding on all individuals covered by the Recovery Policy. This Recovery Policy shall be interpreted and applied in accordance with Section 303A.14 of the NYSE Listed Company Manual and any related guidance by the NYSE.

SCOPE
The Recovery Policy applies to the Company’s Chief Executive Officer, Chief Financial Officer, President, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company, and including such individuals employed by subsidiaries of the Company if such individuals perform policy making functions for the Company or as specified under stock exchange rules, including such individuals formerly employed by the Company (each, an “Officer”).
The Recovery Policy applies if (A) the Company is required to prepare an accounting restatement of its financial statements filed with the Securities and Exchange Commission due to the Company’s material noncompliance with any financial reporting requirements under U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Material Restatement”), (B) the Company is required to make similar material revisions to other previously reported performance indicators upon which Incentive-Based Compensation is based (a “Material Revision”) or (C) the Compensation Committee determines, in its sole discretion, that an Officer engaged in serious misconduct, which includes fraud or intentional and/or reckless non-compliance with applicable laws, material violations of the Company’s Code of Business Conduct and Ethics or other intentional conduct that causes material damage to the Company or its reputation (a “Serious Misconduct Recovery Event”).
If it is determined that a Material Restatement is required, which determination shall be made in accordance with applicable Securities and Exchange Commission and stock exchange rules and regulations, or the Board determines in its sole discretion that a Material Revision or Serious Misconduct Recovery Event occurred, then, the Board will reasonably promptly after the Material Restatement or within 12 months of a Material Revision or Serious Misconduct Recovery Event, seek recovery, reduction, cancelation, forfeiture, repurchase, recoupment and/or offset against future discretionary grants or awards, as required by applicable laws and stock exchange rules, in whole or in part, from such Officer of the portion of Incentive-Based Compensation received during the three completed fiscal years (in addition to any transition period that results from a change in the Company’s fiscal year) immediately preceding the date on which the Company is required to prepare the Material Restatement or Material Revision or the date of the Serious Misconduct Recovery Event that (A) in the event of a Material Restatement, exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid (if the Board cannot determine the amount of Incentive-Based Compensation to recover from the Officer directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement); (B) in the event of a Material Revision, exceeds the amount of Incentive-Based Compensation that would have been received by such Officer had such compensation been calculated on the basis of the revised performance indicators (if the Board cannot determine the amount of Incentive-Based Compensation to recover from the Officer directly from the information in the revision, then it will make its determination based on a reasonable estimate of the effect of the revision); or (C) in the event of a Serious Misconduct Recovery Event, the damage to the Company caused by the Officer’s serious misconduct as determined by the Board in its sole discretion.
The Board will determine, in its sole discretion, the method(s) for recovering reasonably promptly Incentive-Based Compensation or other damages hereunder. In addition to seeking recovery of Incentive-Based Compensation, the Board may dismiss the Officer, authorize legal action for breach of fiduciary duty, or take other action to enforce the Officer’s obligations to the Company as it may fit the facts of the particular case. Subject to applicable laws and stock exchange rules, in determining the appropriate action, the Board may also take into account penalties or punishments imposed by law enforcement agencies or regulators. The Board’s power to determine the appropriate action against the Officer is in addition to, and not in lieu of, penalties and punishment imposed by third-party entities, including law enforcement agencies or regulators.
For purposes of this Recovery Policy, an act or omission will not be considered to constitute a Serious Misconduct Recovery Event if the Officer in good faith, relied upon the advice received from the Company’s accountants, auditors, financial advisors or legal counsel.
Subject to any requirements set out in the Sarbanes-Oxley Act of 2002, any Incentive-Based Compensation recovered under this Recovery Policy shall be limited to Incentive-Based Compensation received (as described below) by Officers on or after the effective date of this Recovery Policy that results from attainment of a financial reporting measure based on or derived from financial information for any fiscal period ending on or after the effective date of this Recovery Policy. Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
For purposes of this Recovery Policy, “financial reporting measures” has the meaning as set forth in Section 303A.14 of the NYSE Listed Company Manual, which for purposes of clarity shall include measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the United States Securities and Exchange Commission.

BOARD DISCRETION IN ENFORCING THE RECOVERY POLICY
Except as required by applicable laws or stock exchange rules, the Board is empowered with the authority to decline to seek recovery, reduction, cancelation, forfeiture, repurchase, recoupment and/or offset against future discretionary grants or awards, in whole or in part, of excessive Incentive-Based Compensation if it, as well as the Company’s Compensation Committee, determines that doing so would be (1) impracticable with respect to a Material Restatement; or (2) impracticable, unreasonable or contrary to the interests of the Company and its shareholders with respect to Material Revision or Serious Misconduct Recovery Event. In making such determination with respect to a Material Revision or Serious Misconduct Recovery Event, the Board may take into consideration the following factors: (1) the likelihood of success of recovering such excess Incentive-Based Compensation; (2) the likelihood that such claim may prejudice the interests of the Company (including due to enforcement costs and the required investment of Company resources); (3) the passage of time since the occurrence of Material Revision or Serious Misconduct Recovery Event; (4) the existence of any legal proceedings against the Officer related to the Material Revision or Serious Misconduct Recovery Event; (5) the direct expense paid to a third party to assist in enforcing this Recovery Policy would exceed the amount to be recovered; and (6) any other factor permitted by stock exchange rules. In making such determination with respect to a Material Restatement, the Board may take into consideration the following factors: (1) the direct expense paid to a third party to assist in enforcing this Recovery Policy would exceed the amount to be recovered; (2) recovery would violate home country law where that law was adopted prior to November 28, 2022; (3) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder; and (3) any other factor permitted by stock exchange rules.

AMENDMENT
The Board intends that the Recovery Policy will be applied to the fullest extent of the law and in full compliance of federal securities laws and stock exchange rules, as applicable. Thus, the Board may amend this Recovery Policy from time to time in its discretion and to the extent required to reflect rules and regulations adopted by the United States Securities and Exchange Commission, stock exchanges or other applicable securities regulators.

SUCCESSORS
The Recovery Policy shall be binding and enforceable against all Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.

Approved by the Board of Directors: October 26, 2023
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